Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on S-8 (Nos. 333-172117, 333-188490, 333-210982, 333-227128, 333-228399, 333-231040, 333-236392, 333-248630, 333-256291, 333-268743, 333-274486, 333-279979 and 333-284750) and Form S-3 (Nos. 333-227127, 333-228398, 333-259454, and 333- 284749) of Lantronix, Inc. of our report dated August 27, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K for the year ended June 30, 2026.

/s/ BAKER TILLY US, LLP

Chicago, Illinois

August 27, 2026